EXHIBIT 99.1

[ANGIODYNAMICS LOGO GRAPHIC OMITTED]

COMPANY CONTACT:           INVESTOR RELATIONS CONTACTS:   MEDIA CONTACT:
AngioDynamics, Inc.        EVC Group, Inc.                EVC Group, Inc.
Joseph Gersuk, CFO         Jennifer Beugelmans/Doug Sherk Steve DiMattia
(800) 772-6446 x1608       (646) 201-5447                 (646) 201-5445
jgersuk@angiodynamics.com  jbeugelmans@evcgroup.com       sdimattia@evcgroup.com
-------------------------  ------------------------       ----------------------
                           dsherk@evcgroup.com
                           -------------------


          ANGIODYNAMICS REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

o    Fourth Quarter Net Sales Up 73% to $40.9 Million

o    Fourth Quarter GAAP Net Income Grows 43.5% to $2.9 Million

o Fourth Quarter Adjusted (Non-GAAP) Income Increases 225% to $6.9 Million or $0.29 Per Share

o    Fourth Quarter Cash Flow from Operations of $5.3 Million

o    On Plan to Achieve Projected FY08 RITA Medical Cost Savings of $9 Million

o    Additional Fiscal 2008 Guidance Provided

QUEENSBURY, N.Y. JULY 24, 2007--ANGIODYNAMICS (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists and surgeons for the minimally invasive treatment of peripheral vascular disease and cancer, today reported financial results for the fourth quarter and fiscal year ended June 2, 2007. Financial results include RITA Medical, from January 29, 2007, the date of acquisition.
For the fourth fiscal quarter, the Company reported $40.9 million in net sales, a 73% increase over the $23.6 million reported for the same period one year ago. Fourth quarter net income increased to $2.9 million from $2.0 million, while GAAP EPS decreased to $0.12 per share from $0.15 per share due to the additional shares issued in conjunction with the RITA Medical acquisition. Adjusted (non-GAAP) EPS, which excludes stock based compensation, amortization of intangibles, and other items detailed in the tables included in this release, increased to $0.29 per share from $0.16 per share a year ago. AngioDynamics products constituted $26.3 million of fourth quarter net sales and RITA Medical products constituted $14.6 million. AngioDynamics product sales grew 11% in the fourth quarter compared with the fourth quarter of fiscal 2006. There were five fewer business days in the fourth quarter of fiscal 2007 than in the fourth quarter of 2006. On an adjusted, average daily sales basis, AngioDynamics product sales grew 20% during the fourth quarter compared with the same quarter of last year. On a pro forma basis, RITA Medical sales grew 14% during the fourth quarter versus the comparable period of a year ago.

 "We achieved solid financial performance during the fourth quarter, especially in light of the disappointing jury verdict regarding our VenaCure(R) product line," commented Eamonn P. Hobbs, president and chief executive officer of AngioDynamics. "Our positive financial results illustrate the significant progress we have made in integrating RITA Medical as well as the growth generated from product lines outside of VenaCure. We were pleased by our sales team's ability to regain market momentum for our RITA Medical ports product line as well as the strong sales growth in the Sotradecol(R), PTA and TOTAL ABSCESSION(R) drainage product lines. In addition, our oncology business, led by our embolization bead and Habib(TM) product lines, also posted impressive sales.

"Following the jury verdict in the `777 patent litigation dispute with Diomed, we successfully launched our NeverTouch(TM) VenaCure product," continued Mr. Hobbs. "This required us to reach into our R&D pipeline and rapidly commercialize and introduce our product so that we could continue to serve the venous disease market. This new product has had a positive reception in the marketplace and we are excited about its opportunities over the long term. Despite our rapid recovery and execution of our strategy, there was an interruption to fourth quarter venous product sales. Nonetheless, we were able to achieve the sales guidance projected prior to the jury verdict, which we believe illustrates the benefits of a broad product line and a very capable sales force," said Mr. Hobbs.

FOURTH QUARTER HIGHLIGHTS

o Grew interventional product sales by 36% to $32.1 million, with 20% growth in the AngioDynamics product sales on an adjusted, average daily sales basis

o Substantially completed the integration of RITA Medical into AngioDynamics operations and systems

o Finalized consolidation actions to achieve the anticipated $9 million in cost savings from the RITA Medical operations in fiscal 2008

o    Successfully launched the NeverTouch(TM) VenaCure(R) product on June 2,
     2007

o    Expanded the PTA Balloon Dilation Catheter Portfolio with launch of
     Profiler(R)

o    Promoted industry veteran, John Soto, to lead global sales team

o Appointed Joseph Gersuk, who brought more than 25 years of senior financial executive experience, to the role of chief financial officer

FISCAL YEAR RESULTS

For fiscal year 2007, The Company reported $112.2 million in net sales, a 43% increase over the $78.5 million reported a year ago. Of the $112.2 million in net sales for fiscal 2007, AngioDynamics products constituted $93.6 million and RITA Medical products constituted $18.6 million. AngioDynamics product sales grew 19% over the prior fiscal year. The net loss for fiscal 2007, inclusive of the accounting for the acquisition of RITA Medical, litigation damages, and stock based compensation was $9.1 million, or $0.49 per share.

FISCAL 2008 GUIDANCE

o    Net sales in the range of $170- $175 million

o Approximately 45% of sales expected during the first half of the fiscal year and 55% of sales expected during the second half of the fiscal year; first quarter expected to be lowest sales quarter

o    Gross profit margin in the range of 61-62%

o    GAAP operating income in the range of $20-$22 million

o    GAAP EPS in the range of $0.56 - $0.60

o Non-GAAP income of at least $30 million. Non-GAAP income excludes stock-based compensation, amortization of intangibles and includes the cash benefit from the use of NOLs.

The Company also announced today that it has changed its fiscal period to end on the last day of the calendar month. Effective beginning in fiscal 2008, fiscal quarters will end on August 31, November 30, February 28 or 29, and the fiscal year will end on May 31.

"In many ways fiscal 2007 was an extraordinary year for AngioDynamics," continued Mr. Hobbs. "The year was highlighted by our January acquisition of RITA Medical and the associated broadening of the AngioDynamics' product lines to include leading edge oncology products. The acquisition brings a talented team that complements the experienced and proven team at AngioDynamics. I would like to thank all of our employees for their hard work and enthusiasm this past year in the face of many challenges. I am extremely proud of our team and am excited by the momentum we have as we pursue our goal of long-term industry leadership," concluded Mr. Hobbs.

CONFERENCE CALL INFORMATION

AngioDynamics management will host a conference call to discuss this announcement today beginning at 4:30 p.m. Eastern time. To participate in the call, please dial (888) 713-4209 from the U.S. or (617) 213-4863 from outside the U.S. Please enter passcode 25543109.

A telephone replay of the call will be available from 6:30 p.m. Eastern time today through 11:59 p.m. Eastern time on July 31, 2007 by dialing (888) 286-8010 from the U.S. or (617) 801-6888 from outside the U.S., and entering the passcode 16976535.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the Company's Web site at.
www.angiodynamics.com. A recording of the conference call will be archived there for 12 months.

USE OF NON-GAAP MEASURES

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company's business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, the Company has reported non-GAAP measures, adjusted income and adjusted EPS. Adjusted income and adjusted EPS excludes certain expenses relating to the acquisition of RITA Medical, stock-based compensation expense, litigation damages, and includes the cash benefit from the use of acquired net operating losses, and assumed taxes on net income using a 39% tax rate, where applicable. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing the Company's performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to these activities or items. By using these non-GAAP measures, management believes that investors get a better picture of the performance of the Company's underlying business. Management encourages investors to review the Company's net loss prepared in accordance with GAAP to understand the Company's performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company's financial results. Please see the tables that follow for a reconciliation of GAAP to non-GAAP measures.

SAFE HARBOR

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, the outcome of pending patent litigation, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, including but not limited to its Annual Report on Form 10-K for the year ended June 3, 2006, may affect the actual results achieved by the Company.

ABOUT ANGIODYNAMICS
AngioDynamics is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

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

                                           ANGIODYNAMICS, INC. AND SUBSIDIARIES
                                              CONSOLIDATED INCOME STATEMENTS
                                          (in thousands, except per share data)



                                                      Three months ended                              Fiscal Year ended
                                              -----------------------------------        --------------------------------------
                                                   June 2,              June 3,                June 2,              June 3,
                                                    2007                 2006                   2007                 2006
                                              ----------------   ----------------        -----------------     ----------------
                                                         (unaudited)                        (unaudited)                (3)

Net Sales                                     $        40,855      $      23,592           $      112,227       $       78,451
Cost of sales (1) (2)                                  16,807              9,985                   46,060               32,930
                                              ----------------   ----------------        -----------------     ----------------
Gross Profit                                           24,048             13,607                   66,167               45,521
% of Net Sales                                          58.9%              57.7%                    59.0%                58.0%

Research and development (1) (2)                        3,043              1,359                   20,555                5,869
Sales and marketing (1) (2)                            11,138              6,378                   31,605               21,399
General and administrative (1) (2)                      4,077              2,735                   13,172                7,779
Litigation damages                                        110                  -                    9,710                    -
Amortization of purchased intangibles                   1,648                 31                    2,350                  168
                                              ----------------   ----------------        -----------------     ----------------
Total operating expenses                               20,016             10,503                   77,392               35,215
                                              ----------------   ----------------        -----------------     ----------------
Operating Income (Loss)                                 4,032              3,104                  (11,225)              10,306
Other income (expense) net                                790                221                    4,053                  816
                                              ----------------   ----------------        -----------------     ----------------
Income (loss) before income taxes                       4,822              3,325                   (7,172)              11,122
Provision for income taxes                              1,897              1,287                    1,955                4,256
                                              ----------------   ----------------        -----------------     ----------------
Net Income (Loss)                             $         2,925       $      2,038          $        (9,127)      $        6,866
                                              ================   ================        =================     ================

Earnings (loss) per common share
           Basic                              $          0.12       $       0.16          $         (0.49)      $         0.55
           Diluted                            $          0.12       $       0.15          $         (0.49)      $         0.53

Weighted average common shares
           Basic                                       23,934             12,724                   18,444               12,378
           Diluted                                     24,211             13,218                   18,444               12,965


(1) Includes stock-based compensation charges of:

           Cost of sales                                  157                 13                      476                   44
           Research and development                       177                 45                      615                  166
           Sales and marketing                            289                 31                      966                  101
           General and administrative                     445                 41                    1,441                  141
                                              ----------------   ----------------        -----------------     ----------------
           Total stock-based compensation               1,068                130                    3,498                  452
           Less: tax benefit                             (304)               (46)                  (1,126)                (159)
                                              ----------------   ----------------        -----------------     ----------------
           Net stock-based compensation        $          764      $          84          $         2,372        $         293
                                              ================   ================        =================     ================

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                                         ANGIODYNAMICS, INC. AND SUBSIDIARIES
                                            CONSOLIDATED INCOME STATEMENTS
                                         (in thousands, except per share data)


                                                                         Three months ended               Fiscal Year ended
                                                                   ----------------------------    ----------------------------
                                                                      June 2,       June 3,           June 2,         June 3,
                                                                      2007           2006              2007            2006
                                                                   ------------   -------------    ------------    ------------
                                                                          (unaudited)               (unaudited)          (3)
(2) Includes acquisition-related expense of:

            Cost of sales                                                    -               -              11               -
            Research and development                                         -               -          12,125               -
            Sales and marketing                                              -               -              18               -
            General and administrative                                      55               -             862               -
                                                                   ------------   -------------    ------------    ------------
            Total acquisition related expenses                              55               -          13,016               -
            Less: tax benefit                                              (21)              -            (348)              -
                                                                   ------------   -------------    ------------    ------------
            Net acquisition related expenses                                34               -          12,668               -
                                                                   ============   =============    ============    ============


RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP ADJUSTED INCOME:

Net Income (Loss)                                                  $     2,925    $      2,038    $     (9,127)    $     6,866

Stock-based compensation                                                 1,068             130           3,498             452
In-process R&D expense                                                       -               -          12,100               -
Litigation damages                                                         110               -           9,710               -
Amortization of inventory step-up                                          894               -           1,192               -
Amortization of purchased intangibles                                    1,648              31           2,350             168
Cash benefit from use of NOL's                                           1,609               -           1,609               -
Acquisition related expenses                                                55               -             916               -
                                                                   ------------   -------------    ------------    ------------
Adjusted income before taxes                                             8,309           2,199          22,248           7,486
Effect of income taxes                                                  (1,363)            (61)         (6,440)           (236)
                                                                   ------------   -------------    ------------    ------------
Adjusted income                                                    $     6,946    $      2,138     $    15,808     $     7,250
                                                                   ============   =============    ============    ============

Adjusted income per common share
            Basic                                                  $      0.29    $       0.17     $      0.86     $      0.59
            Diluted                                                $      0.29    $       0.16     $      0.84     $      0.56

Weighted average common shares
            Basic                                                       23,934          12,724          18,444          12,378
            Diluted                                                     24,211          13,218          18,749          12,965


(3) Derived from audited financial statements

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                                 ANGIODYNAMICS, INC. AND SUBSIDIARIES
                                      CONSOLIDATED BALANCE SHEETS
                                            (in thousands)



                                                            June 2,                        June 3,
                                                             2007                           2006
                                                       ------------------             ------------------
                                                           (unaudited)                        (3)
Assets
Current Assets
       Cash and equivalents                                     $ 28,313                       $ 64,042
       Marketable securities                                      43,191                         25,710
       Restricted cash                                             1,786                              -
       Receivables, net                                           20,798                         13,486
       Inventories, net                                           28,569                         15,968
       Deferred income taxes                                       2,247                            822
       Other current assets                                        2,957                          2,128
                                                       ------------------             ------------------
       Total current assets                                      127,861                        122,156

Property, plant & equipment, net                                  16,832                         10,802
Intangible assets, net                                            49,148                          3,565
Goodwill                                                         153,787                              -
Deferred income taxes                                             29,289                            386
Other non-current assets                                           6,364                             91
                                                       ------------------             ------------------
Total Assets                                                   $ 383,281                      $ 137,000
                                                       ==================             ==================

Liabilities and Stockholders' Equity
Current liabilities                                             $ 20,418                       $ 10,807
Long-term debt                                                    17,115                          2,755
Other long-term liabilities                                        9,790                              -
Stockholders' equity                                             335,958                        123,438
                                                       ------------------             ------------------
Total Liabilities and Stockholders' Equity                     $ 383,281                      $ 137,000
                                                       ==================             ==================

Shares outstanding                                                23,962                         15,469


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(3)    Derived from audited financial statements



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                                            ANGIODYNAMICS, INC. AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                                   (dollars in thousands)


                                                                          Three months ended               Fiscal Year ended
                                                                    -----------------------------       -----------------------
                                                                      June 2,          June 3,           June 2,      June 3,
                                                                       2007             2006              2007         2006
                                                                    ------------     ------------       ---------   -----------
                                                                             (unaudited)                (unaudited)      (3)

CASH FLOWS FROM OPERATING ACTIVITIES:
         Net (loss) income from operating activities                      2,925            2,038          (9,127)        6,866
         Depreciation and amortization                                    2,014              326           3,764         1,082
         Purchased research and development expense                           -                -          12,100             -
         Tax benefit on exercise of stock options                           (14)             697             597         2,036
         Deferred income taxes                                            1,577               46          (2,818)          (18)
         Stock-based compensation                                         1,069              131           3,498           452
         Other long-term liabilities                                        190                -           9,790             -
         Other                                                             (108)             355             (37)          291
         Changes in operating assets and liabilities
               Accounts receivable                                       (2,477)          (1,489)         (1,474)       (3,827)
               Inventories                                               (1,150)          (3,014)         (5,884)       (5,887)
               Other                                                      1,321             (607)         (1,625)        2,224
                                                                    ------------     ------------       ---------   -----------
         Net cash provided by (used in) operating activities              5,347           (1,517)          8,784         3,219
                                                                    ------------     ------------       ---------   -----------

 CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to property, plant and equipment                     (2,836)             (740)         (5,806)       (3,183)
         Payment of non-refundable deposit                                   -                 -          (5,139)            -
         Increase in restricted cash                                     1,630                 -          (1,786)            -
         RITA acquisition, net of cash acquired                           (393)                -         (23,712)            -
         Acquisition of patent rights and licensing agreements              (1)             (500)         (1,533)       (2,893)
         Purchases of marketable securities, net                       (14,077)          (10,121)        (17,066)      (13,021)
                                                                    ------------     ------------       ---------   -----------
         Net cash provided by (used in) investing activities           (15,677)          (11,361)        (55,042)      (19,097)
                                                                    ------------     ------------       ---------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

         Issuance of long-term debt                                          -                 -           5,000             -
         Repayment of long-term debt                                       (70)              (45)           (205)         (165)
         Proceeds from issuance of common stock                                           62,459               -        62,459
         Proceeds from exercise of stock options and ESPP                  668             1,368           4,579         3,346
         Tax benefit on exercise of stock options                           (7)                -           1,674             -
         Other                                                                              (218)           (519)         (218)
                                                                    ------------     -------------      ----------   -----------
         Net cash provided by (used in) by financing activities            591            63,564          10,529        65,422
                                                                    ------------     -------------      ----------   -----------
         Increase/(decrease) in cash and equivalents                    (9,739)           50,686         (35,729)       49,544

CASH AND CASH EQUIVALENTS
         Beginning of period                                            38,052            13,356          64,042        14,498
                                                                    ------------     -------------      ----------   -----------
         End of period                                                  28,313            64,042          28,313        64,042
                                                                    ============     =============      ==========   ===========
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                                               ANGIODYNAMICS, INC. AND SUBSIDIARIES
                                          NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
                                                          (in thousands)



                                                       Three months ended                            Fiscal Year ended
                                            -------------------------------------       ------------------------------------
                                                June 2,               June 3,               June 2,              June 3,
                                                 2007                  2006                   2007                 2006
                                            ----------------     ----------------       ---------------      ---------------
                                                        (unaudited)                       (unaudited)               (3)
Net Sales by Product Category
        Interventional Products             $     32,037         $       23,592         $      101,125       $      78,451
        Oncology Products                          8,818                     -                  11,102                   -
                                            ----------------     ----------------       ---------------      ---------------
              Total                         $     40,855         $       23,592         $      112,227       $      78,451
                                            ================     ================       ===============      ===============




Net Sales by Geography
        United States                             37,118                 22,678                105,154              75,160
        International                              3,737                    914                  7,073               3,291
                                            ----------------     ----------------       ---------------      ---------------
              Total                         $     40,855         $       23,592         $      112,227        $      78,451
                                            ================     ================       ===============      ===============

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